     EXHIBIT 99.1

News Release

Pioneer Natural Resources Announces Sale of Tunisia Subsidiaries
to OMV for $866 Million

Dallas, Texas, January 6, 2011 – Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today announced that the Company has entered into a purchase and sale agreement with a wholly-owned subsidiary of OMV AG to sell all of the stock of Pioneer’s Tunisia subsidiaries for cash proceeds of $866 million, subject to normal closing adjustments.  The transaction has an effective date of January 1, 2011 and is expected to close during the first quarter of 2011.

 “I want to personally thank all of our London and Tunisian employees for the value that they have created for our shareholders since we acquired the Tunisia assets nine years ago.  I also want to thank ETAP (Entreprise Tunisienne d'Activités Pétrolières) and the Tunisian government for being one of the best joint-venture partners and host governments that Pioneer has had the privilege to work with,” said Scott D. Sheffield, Chairman and CEO.

The financial and operating results related to Pioneer’s Tunisia activities will be reflected as discontinued operations for the quarter and year ending December 31, 2010 and all prior periods presented in the Company’s December 31, 2010 Form 10-K.  Net production from the Tunisia subsidiaries averaged approximately 5,400 barrels oil equivalent per day during 2010.

Mr. Sheffield continued, “The sale of Tunisia will allow us to strategically redeploy capital to our high-return, oil-related core assets in the U.S.  We plan to utilize the proceeds from the divestiture to accelerate drilling in the Spraberry and the Eagle Ford Shale.  Our most recent drilling program called for 30 rigs to be operating in the Spraberry during 2011, but we now plan to increase the rig count to 35 rigs by mid-year.  In the Eagle Ford Shale, an acceleration plan has now been approved by the joint-venture partners, which will result in an average of 12 rigs operating during 2011 as compared to the initial development plan that ramped up to 10 rigs by the end of 2011.  This accelerated drilling program, which is planned to ramp up further in 2012 and 2013, is expected to increase the Company’s current compound annual production growth target of 15+% for the 2011 through 2013 period while maintaining our strong financial position.  Additional details regarding the accelerated program, including Pioneer’s 2011 capital budget, will be discussed during our fourth quarter 2010 earnings call on February 8.”

Pioneer Natural Resources Company is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations primarily in the United States.  For more information, visit Pioneer’s website at www.pxd.com.

OMV, one of Austria’s largest industrial companies, is active in international exploration and production, refining and marketing, and gas marketing and trading.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, availability of equipment, services and personnel required to complete the Company's operating activities, access to and availability of transportation, processing and refining facilities, Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer's credit facility and derivative contracts and the purchasers of Pioneer's oil, NGL and gas production, uncertainties about estimates of reserves and resource potential and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, and acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Pioneer Natural Resources Contacts:

Investors
Frank Hopkins – 972-969-4065
Brian Hansen – 972-969-4017

Media and Public Affairs
Susan Spratlen – 972-969-4018
Suzanne Hicks – 972-969-4020